Exhibit 10.1

Hyrecar Inc

555 W. 5th Street

Los Angeles, CA 90013

September 12, 2016

Joseph Furnari

Dear Mr. Furnari:

Hyrecar Inc, a Delaware corporation (the “Company”), is pleased to offer you employment as its Chief Financial Officer, reporting to the Company’s Board of Directors (“Board”). This is an offer of at will employment and is subject to the terms and conditions set forth in this letter agreement (this “Letter Agreement”) and may be terminated by the Company at any time, for any reason, with or without cause.

1. Position. Your title will be Chief Financial Officer. This is a full-time position. While you are an employee of the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) or serve as a director on the board of any other company (“External Activities”) in each case which (a) would create a conflict of interest with the Company, or (b) is not approved by the Board in a written acknowledgment. By signing this Letter Agreement, you confirm to the Company that you currently have no such External Activities and that you have no contractual commitments or other legal obligations that would prohibit you from performing or would materially limit your capability to perform your duties for the Company.

2. Cash Compensation. The Company will pay you a base salary at the annual rate of $48,000, payable in accordance with the Company’s standard payroll schedule. In addition, subject to the discretion of the Board, you will be considered for an annual incentive bonus, typically for each fiscal year of the Company.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits, as in effect from time to time. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Restricted Stock Award. Subject to the approval of the Board, you will be issued 900,000 restricted shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Award”) under the Company’s 2016 Equity Incentive Plan (the “Plan”). The Award will be subject to the terms and conditions of the Plan, as set forth in the Plan and the applicable Restricted Stock Award Agreement. The Shares of restricted stock shall initially be unvested and forfeitable. The Shares shall vest, the restrictions thereon shall lapse and such Shares shall become nonforfeitable according to the following schedule, subject to your continuous service with the Company through and including the applicable vesting date: (i) 33% of the Shares shall vest on the consummation of a sale of securities for aggregate gross proceeds of at least $250,000 in one or more transactions and (ii) the remaining 67% of the Shares shall vest in 36 successive equal monthly installments commencing on May 1, 2016 and vesting in full on April 30, 2019.

Joseph Furnari

At Will Employment Offer Letter

Page | 2

5. Nondisclosure of Confidential Information. You shall not, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, any Confidential Information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information.

For purposes hereof, “Confidential Information” shall mean non-public information concerning financial data, strategic business plans, sales or marketing plans, or other proprietary marketing data, proprietary information, contracts or agreements with customers, vendors or consultants, and all other non-public, proprietary and confidential information of the Company that in any case is not otherwise available to the public (other than by your breach of the terms hereof).

6. Restrictive Covenants.

6.1 Non-Solicitation.

a) In consideration of your employment with the Company, participation in any stock, bonus or other incentive compensation plans of the Company, which you acknowledge is of direct benefit to you, you hereby covenant that, during the period commencing on the date hereof and ending on the two (2) year anniversary of your termination (the “Restricted Period”), you and your Affiliates (as defined herein) shall not directly or indirectly, through any other person:

(i) (1) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to your termination, an employee or consultant of the Company, (2) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company, or (3) cause such individual to become employed by or enter into a consulting relationship with the Company and its Affiliates or any other individual, person or entity; or

(ii) solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed or sold by the Company or any other person in regard to the purchase of products or services similar or identical to those performed, manufactured, marketed or sold, by the Company. For purposes hereof, “Customer” means any individual, person or entity which is a customer of the Company or which was a customer of the Company within one (1) year prior to the termination of employment hereunder.

(iii) whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in the business of ride sharing in the Territory; provided, that you may own up to three (3%) percent of the outstanding shares of a company engaged in such business if such shares are listed on national securities exchange.

Joseph Furnari

At Will Employment Offer Letter

Page | 3

6.2 Non-Disparagement. You agree that neither you nor any of your Affiliates shall (i) in any way publicly disparage the Company, its equity holders, officers, directors, employees, agents or Affiliates, (ii) cause embarrassment or public humiliation to such persons or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such persons or the Company’s business at any time, including without limitation, during periods after the termination of this Agreement.

6.3 Certain Definitions. The following terms shall have the following meanings when used in this Agreement:

a) “Affiliate” means, as to any person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership or similar entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

b) “Territory” means the United States.

7. Tax Matters.

7.1 Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

7.2 Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This Letter Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter set forth herein. This Letter Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles County, California, in connection with any Dispute or any claim related to any Dispute. You acknowledge and agree that if any term or provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect.

Joseph Furnari

At Will Employment Offer Letter

Page | 4

Please contact me if you have any questions or concerns.

Sincerely,

HYRECAR INC

/s/ Abhishek Arora
Abhishek Arora, Chief Operating Officer

I have read and understood, and herby accept this employment offer:

/s/ Joseph Furnari
Name:	Joseph Furnari